SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 1996


                        TRICO MARINE SERVICES, INC.
          (Exact name of registrant as specified in its charter)


         Delaware                       0-28316                72-1252405
(State or other jurisdiction    (Commission File Number)     (IRS Employer
     of incorporation)                                    Identification No.)


           610 Palm Street, Houma, Louisiana                70364
        (Address of principal executive offices)          (Zip Code)


                              (504) 851-3833
           (Registrant's telephone number, including area code)


                                    N/A
      (Former name or former address, if changed since last report.)



Item 2. Acquisition or Disposition of Assets.

     On September 30, 1996, Trico Marine Services, Inc. (the "Registrant") announced that Trico Marine Assets, Inc., a wholly-owned subsidiary of the Registrant ("Assets"), acquired three supply vessels from subsidiaries of OMI Corp. ("OMI") for $11.6 million in cash. There are no material relationships between OMI and the Registrant or any of its affiliates, directors, officers or associates of any of the foregoing.

     Two of the acquired vessels are 180-foot supply vessels and one is a 165-foot supply vessel. All of the vessels are currently working in the Gulf of Mexico, and the Registrant intends to take possession of the vessels immediately and begin marketing them as part of its Gulf of Mexico fleet. Pursuant to the purchase agreements, the Registrant will acquire only the vessels and no cash or accounts receivable, crews, physical facilities, sales force or customers. Additionally, the Registrant will take possession of the vessels without their being subject to any executory contracts. The acquisition will be financed with borrowings under the Registrant's credit facility.

Item 7.Financial Statements and Exhibits.

     (a) No financial statements are filed with this report, as the acquired vessels do not constitute a business within the meaning of Rule 11-01 of Regulation S-X.

     (b)   Exhibits.

           10.1 Sale and Purchase Agreement dated September 27, 1996, by and between Assets and Ogden Marine Indonesia, Inc., a wholly-owned subsidiary of OMI, relating to the sale of the M/V OMS Galveston.

           10.2 Sale and Purchase Agreement dated September 27, 1996, by and between Assets and Kenedy Corp., a wholly-owned subsidiary of OMI, relating to the sale of the M/V OMS Kenedy.

           10.3 Sale and  Purchase  Agreement  dated  September  27, 1996, by
                and between   Assets  and  Potomac  Transport,  Inc.,  a
                wholly-owned subsidiary of OMI, relating to the sale of the M/V OMS Brazoria.

           99.1 Press release issued by the Registrant on September 30, 1996.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 TRICO MARINE SERVICES, INC.

                                 By:  /s/ Victor M. Perez
                                     -------------------------------------
                                               Victor M. Perez
                                   Vice President, Chief Financial Officer
                                                and Treasurer
Dated: September 30, 1996